Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Full Year 2019 Results

MENLO PARK, Calif.—February 24, 2020 — Intersect ENT, Inc. (NASDAQ:XENT), a company transforming care for patients with ear, nose and throat (“ENT”) conditions, today reported financial results for the fourth quarter and full year ended December 31, 2019.

2019 was a year of change for Intersect ENT. New company leadership brought a renewed focus to the Company’s commercial activities, with particular attention to market development and clinical selling. In addition, further investment was made in the “go-to-market” infrastructure for SINUVA® aimed at reducing market access barriers that limit physicians’ ability and willingness to procure and initiate SINUVA drug therapy in the ENT office. With these changes, Intersect ENT achieved its revised fourth quarter and full year revenue projections as set out after the second quarter.

“We are encouraged by the progress we made in the back-half of 2019 and by the opportunities for growth we see in 2020 and in our future,” said Thomas A. West, President and CEO. “We still have work to do in order to return the business to sustainable, long term growth while realizing our full potential. However, we believe we have laid a solid commercial foundation through our ongoing efforts and increased alignment. Moreover, we have also begun to set a clear plan to deliver a steady cadence of product innovation to complement our commercial execution efforts and to carry growth into the future. We’ve started 2020 in line with our expectations and we expect to see steady progress throughout the coming quarters.”

Fourth Quarter 2019 Overview

•	Net Sales of $31.8 million – a decrease of 3% from prior year.

•	Gross Profit and Margin of $24.5 million and 77%, respectively.

•	Operating Expenses of $33.1 million.

Full Year 2019 Overview

•	Net Sales of $109.1 million - an increase of 1% from prior year.

•	Gross Profit and Margin of $87.4 and 80%, respectively.

•	Operating expenses of $132.8 million.

•	Loss of $1.37 per share

•	Cash, cash equivalents and short-term investments of $90.6 million as of December 31, 2019.

Fourth Quarter 2019 Financial Results

Total revenue decreased to $31.8 million for the fourth quarter of 2019 compared to $32.8 million for the same period of 2018, a decrease of 3%. This decrease was attributable to lower unit sales of the PROPEL® family of products compared to prior year. The decrease in PROPEL sales was offset partially by increased SINUVA sales which contributed approximately 4% to total revenue, or $1.4 million, in the fourth quarter of 2019, an increase of 17% compared to $1.2 million in the fourth quarter of 2018.

Gross profit for the fourth quarter of 2019 was $24.5 million and gross margin was 77%, compared to gross profit of $26.4 million and gross margin of 81% for the fourth quarter of 2018.

Operating expenses for the fourth quarter of 2019 were $33.1 million, compared to $32.1 million in the fourth quarter of 2018, an increase of 3%. R&D expenses increased to $5.8 million from $5.7 million in the fourth quarter of 2018. SG&A expenses increased to $27.2 million from $26.3 million in the fourth quarter of 2018.

Full Year 2019 Financial Results

Total 2019 revenue grew to $109.1 million compared to $108.5 million in 2018, an increase of 1%. This increase was attributable to growth in the adoption of SINUVA, which contributed 4% of revenue, or $4.5 million in 2019 growing by 61%, an increase of $1.7 million compared to 2018.

Gross profit for 2019 was $87.4 million and gross margin was 80%, compared to gross profit of $85.9 million and gross margin of 79% for 2018. The increase in year-on-year gross margin was primarily attributable to lower per unit manufacturing costs associated with higher volumes and higher average seling price of the PROPEL family of products, partially offset by higher manufacturing related charges. Gross margin for the year ended December 31, 2018 was also impacted by a charge related to our decision not to commercialize the initial SINUVA production output.

2019 operating expenses were $132.8 million compared to $110.9 million in 2018, an increase of 20%. R&D expenses increased to $24.3 million from $19.3 million due to an increase in clinical trial activities and personnel related expenses primarily related to the drug coated balloon trial, ASCEND. SG&A expenses increased to $108.5 million from $91.6 million, due principally to an increase in headcount expense associated with various leadership transitions and expenses associated with the commercial infrastructure improvements supporting improved market access for SINUVA.

For the full year 2019, the Company experienced a loss of $1.37 per share compared to a loss of $0.76 per share in 2018, but in line with prior guidance.

The balance of cash, cash equivalents and short-term investments was $90.6 million compared to $100.8 million at the start of the year. The Company’s cash flow used in operating activities was $27.3 million, which was partially offset by proceeds from exercise of stock options and the employee stock purchase plan in 2019.

Outlook

The Company reaffirms its Outlook as publicly stated on January 13th, 2020 as follows:

•

2020 Revenue in the range of $115 to $119 million with quarterly revenue growth expected to improve throughout the year with first quarter revenues expected to be consistent with the first quarter of 2019.

•	Gross margin in the range of 70-75%, with quarterly margins expected to decline in the first half of the year before improving.

•	2020 operating expenses will be in the range of $141 to $145 million reflecting continued commercial, R&D and operations investments.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 8:00 a.m. ET (5:00 a.m. PT) to discuss the Company’s fourth quarter and year end 2019 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the Company’s web site at www.intersectENT.com. To access the live conference call via phone, dial (844) 850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing (412) 317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10138960.

A replay of the conference call may be accessed one to two hours after the call at www.intersectENT.com or via phone at (877) 344-7529 or (412) 317-0088 for international callers. The reference number to enter the replay of the call is 10138960. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is a company transforming care for patients with ear, nose and throat conditions. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, to expand the use and adoption of its current products and advance its pipeline, to grow the business, to obtain and maintain FDA or other regulatory approvals, to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2020 full year and first quarter revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the Company’s filings on

Form 10-K, Form 10-Q and the Company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Randy Meier, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$31,754	$32,783	$109,142	$108,472
Cost of sales	7,206	6,371	21,773	22,613

Gross profit	24,548	26,412	87,369	85,859
Gross margin	77%	81%	80%	79%
Operating expenses:
Selling, general and administrative	27,233	26,322	108,480	91,603
Research and development	5,831	5,743	24,283	19,262

Total operating expenses	33,064	32,065	132,763	110,865

Loss from operations	(8,516)	(5,653)	(45,394)	(25,006)
Interest income and other, net	559	623	2,400	2,084

Net loss	$(7,957)	$(5,030)	$(42,994)	$(22,922)

Net loss per share, basic and diluted	$(0.25)	$(0.16)	$(1.37)	$(0.76)

Weighted average common shares used to compute net loss per share, basic and diluted	31,778	30,624	31,388	30,313

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$90,638	$100,773
Accounts receivable, net	19,113	19,616
Inventories, net	17,000	11,586
Prepaid expenses and other current assets	2,300	2,695

Total current assets	129,051	134,670
Property and equipment, net	6,312	5,878
Operating lease right-of-use assets	11,980	—
Other non-current assets	559	413

Total assets	$147,902	$140,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,056	$6,202
Accrued compensation	12,717	12,281
Other current liabilities	2,163	1,250

Total current liabilities	18,936	19,733
Operating lease liabilities	10,886	—
Other non-current liabilities	22	234

Total liabilities	29,844	19,967
Total stockholders’ equity	118,058	120,994

Total liabilities and stockholders’ equity	$147,902	$140,961